Exhibit 5.1

August 23, 2011

Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, Colorado 80202

Re: Double Eagle Petroleum Co.

Ladies and Gentlemen:

We have acted as counsel to Double Eagle Petroleum Co., a Maryland corporation (the “Company”), in connection with the preparation of a Prospectus Supplement dated August 23, 2011 (the “Prospectus Supplement”) to the Prospectus dated March 10, 2010 (together with the Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company, pursuant to an At Market Issuance Sales Agreement dated August 23, 2011 (the “Sales Agreement”), between the Company and McNicoll, Lewis & Vlak LLC, as sales agent, of up to $20,000,000 in shares of the Company’s common stock, $0.10 par value per share (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-163292) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on March 10, 2010.

In such capacity, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Articles of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date;

(d) the Sales Agreement; and

(e) resolutions duly adopted by the Board of Directors of the Company.

We have also examined such other documents, records and instruments as we have deemed necessary and appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and issued in the manner and under the terms described in the Sales Agreement, will upon such sale and issuance, be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and (b) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the Maryland General Corporation Law, including the statutory provisions, applicable provisions of the Maryland constitution and all reported judicial decisions interpreting those laws. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

FAEGRE & BENSON LLP

By:	/s/ Douglas R. Wright

Douglas R. Wright